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                                                                       Exhibit 5


                             WILLIAM G. MUNDY, ESQ.
                        Vice President-General Counsel
                           GTE Southwest Incorporated
                                600 Hidden Ridge
                              Irving, Texas 75038

                                 (972) 718-5600


January 5, 1998


GTE Southwest Incorporated
600 Hidden Ridge
Irving, Texas 75038

Gentlemen:

I have examined a copy of the Registration Statement (File No. 33-64795) of GTE Southwest Incorporated (the "Company") on Form S-3 under the Securities Act of 1933, as amended (the "Act"), and the Prospectus dated January 5, 1998 (the "Prospectus") to be filed by the Company pursuant to Rule 424(b)(3) promulgated under the Act, which will thereafter form a part of said Registration Statement, pertaining to the issuance and sale of up to $150,000,000 aggregate principal amount of its debentures (the "Debentures") under said Registration Statement.
I have also examined a copy of the Company's Restated Articles of Incorporation, as amended, and such corporate records and other documents as I have deemed to be requisite in the premises. I am familiar with the proceedings taken and proposed to be taken by you under my supervision as your counsel in connection with the proposed authorization, issuance, and sale of the Debentures.

It is my opinion that the Debentures, upon the issuance and sale thereof in the manner contemplated in said Registration Statement, will be legally and validly issued and will be binding obligations of the Company.

I hereby consent to the reference to me under the caption "Certain Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,


WILLIAM G. MUNDY
-----------------------------
William G. Mundy, Esq.
Vice President-General Counsel